EXHIBIT 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 3 (File Nos. 333-106645 and 811-21372) to the registration statement on Form N-4 (the “Registration Statement”) of our report dated April 21, 2006, relating to the 2005 and 2004 consolidated financial statements of Chase Insurance Life and Annuity Company and Subsidiaries, our report dated April 26, 2005, relating to the statutory financial statements of Chase Insurance Life and Annuity Company, and of our report dated March 31, 2006 relating to the financial statements of the Chase Variable Annuity Separate Account which appear in such Registration Statement. We also consent to the reference to us under the headings “Services to the Separate Account” and “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois

April 28, 2006